Exhibit 3.35

IDCO NOMINEES, LLC

OPERATING AGREEMENT

Dated as of December 1, 2010

OPERATING AGREEMENT

OF

IDCO NOMINEES, LLC

This declaration is the Operating Agreement (the “Agreement”) dated as of December 1, 2010 made by Interactive Data Corporation, the sole member of the limited liability company created by this Agreement. Unless the context otherwise requires, terms that are capitalized and not otherwise defined in context have the meanings set forth or cross referenced in Article II of this Agreement.

ARTICLE I

ORGANIZATION

1.1 Formation of Company; Term. The Company is a limited liability company under the Act, governed by this Agreement. The Company is an entity separate from its sole Member, created by this Agreement and the execution and filing with the Secretary of State of Delaware of the Certificate of Formation of the Company on December 1, 2010. Unless sooner dissolved and liquidated by action of the Member, the Company is to continue in perpetuity.

1.2 Name. The name of the Company is IDCO Nominees, LLC.

1.3 Purpose of the Company; Business. The purpose of the Company is to engage in and carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

1.4 Principal Place of Business, Office, and Agent. The principal place of business and mailing address of the Company, and the office where the records required by the Act are kept, is 32 Crosby Drive, Bedford, MA 01730, or at such other location selected, from time to time, by the Member. The registered office of the Company in Delaware is at the office of the statutory agent of the Company in Delaware. The statutory agent of the Company in Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware, County of New Castle. The Member may, from time to time, change the statutory agent or the principal place of business of the Company, without reflecting the change in this Agreement.

1.5 Fictitious Business Name Statement; Other Certificates. The Member will, from time to time, register the Company as a foreign limited liability company and file fictitious or trade name statements or certificates in those jurisdictions and offices as the Member considers necessary or appropriate. The Company may do business under any fictitious business names approved by the Member. The Member will, from time to time, file or cause to be filed certificates of amendment, certificates of cancellation, or other certificates as the Member reasonably considers necessary or appropriate under the Act or under the law of any jurisdiction in which the Company is doing business to establish and continue the Company as a limited liability company or to protect the limited liability of the Member.

ARTICLE II

DEFINITIONS

“Act” means the limited liability company law set forth in Title 6, Chapter 18 of the statutes of the State of Delaware, as amended from time to time. Any reference to the Act automatically includes a reference to any subsequent or successor limited liability company law in Delaware.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person. A Person controls another Person if that Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the “controlled” Person, whether through ownership of voting securities, by contract, or otherwise.

“Agreement” means this Agreement as amended from time to time.

“Company” means IDCO Nominees, LLC.

“Covered Person” means the Member, any Officer, employee or agent of the Company and any employee, representative, agent or Affiliate of the Member.

“Fiscal Year” means the fiscal year of the Company as determined from time to time, and, initially, means a fiscal year ending on December 31.

“Interest” means a membership interest in the Company, including any and all benefits to which the Member is entitled under this Agreement, and the obligations of the Member under this Agreement.

“Officers” means the officers of the Company appointed and acting, from time to time, under Section 4.3(a).

“Person” or “Persons” means any natural person and any corporation, firm, partnership, trust, estate, limited liability company, or other entity resulting from any form of association.

ARTICLE III

CAPITALIZATION; ECONOMICS

3.1 Capital. The Member may, but is not required to, make contributions to the capital of the Company. The Company is to finance its operations independently of the Member and without its financial support.

3.2 Capital Accounts; Allocations. All items of income, gain, loss, and deduction will be allocated to the Member. The Company will keep a record of the Member’s contributions to the Company, the Company’s income, gains, losses, and deductions, and its distributions to the Member.

3.3 Interest. The Member is not to be paid interest on its capital contribution(s) to the Company.

3.4 Distributions.

(a) The Company will not make any distribution of cash, except to the extent that the Company then has cash available in excess of the sum of (1) amounts required to pay or make provision for all Company expenses, plus (2) all reserves that the Member considers necessary or appropriate. To the extent that the Member reasonably foresees that the Company will receive cash or other consideration to satisfy liabilities that are not yet due and payable, the Company is not required to establish reserves or make other provision to satisfy those liabilities before making distributions to the Member.

(b) Subject to the limitations of Section 3.4(a), prior to the winding-up and liquidation of the Company, the Member may, in its discretion, direct the Company to make distributions of cash or other property to the Member.

(c) Notwithstanding any other provision of this Agreement, the Company is not to make a distribution of cash or other property to the Member if to do so would violate any agreement for borrowed money to which the Company is a party.

ARTICLE IV

MANAGEMENT BY MEMBER

4.1 Authority of the Member. The business and affairs of the Company shall be managed by the Member.

4.2 Delegation. The Member may delegate to the Officers, other employees, and agents of the Company the authority to conduct the business of the Company. Any power not delegated by the Member remains with the Member.

4.3 Officers of the Company.

(a) The initial Officers of the Company are: Mason Slaine, President; Vincent A. Chippari, Vice President; Christine A. Sampson, Treasurer; Michael Passanisi, Secretary; and Thomas J. Nisivoccia, Assistant Secretary. The Company may have such additional Officers as are appointed, from time to time, by the Member.

(b) Each Officer serves until the earlier of his death, resignation, or removal. An Officer may be removed at any time by the Member. Any Officer may resign at any time by delivering his written resignation to the Member.

4.4 Duties of the Officers. In addition to obligations imposed by other provisions of this Agreement, each Officer is to devote to the Company such time as is reasonably necessary and his/her best efforts to carry out the business of the Company and to accomplish its purposes. The Officers, on behalf of the Company and at the expense of the Company, are to:

(a) furnish to the Member all information required for federal and state income tax reporting purposes with respect to the Company for the Fiscal Year most recently ended;

(b) arrange for the preparation and filing of any and all state and local income and franchise tax returns required to be filed by the Company;

(c) maintain and preserve during the term of the Company and for five years thereafter, or for such longer time as is necessary to determine the cost basis of the Company assets, at the Company’s office designated pursuant to Section 1.4 (or, if the Company has been terminated, at the location designated by the Member), complete and accurate books of account in accordance with the provisions of this Agreement, the name and address of the Member, copies of the Certificate of Formation, this Agreement, and copies of all financial statements of the Company for the most recent five-year period during the term of the Company;

(d) execute, acknowledge, and certify all documents and instruments and take or cause to be taken all actions which may be necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Member, (ii) to effectuate the provisions of this Agreement, or (iii) to enable the Company to conduct its business;

(e) conduct the affairs of the Company in compliance with the applicable laws and in the best interests of the Company and the Member;

(f) not permit the use of Company funds or assets for other than the benefit of the Company and the Member;

(g) hold all Company property in the Company name or, in the case of cash or cash equivalents, in one or more depository accounts as to which the Company is a beneficial owner; and

(h) use reasonable efforts not to cause the Company to incur debts or other liabilities or obligations beyond the Company’s ability to pay such liabilities.

4.5 Exculpation and Indemnification.

(a) No Covered Person shall be liable to the Company or any other Person who has an interest in or claim against the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim to the extent that it is finally judicially determined that the loss, damage or claim resulted from such Covered Person’s gross negligence or willful misconduct.

(b) To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim to the extent that it is finally judicially determined that the loss, damage or claim resulted by such Covered Person’s gross negligence or willful misconduct; provided, however, that any indemnity under this Section 4.5 by the Company shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof.

(c) To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding will, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 4.5.

(d) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(e) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such Covered Person.

ARTICLE V

GENERAL

5.1 Transfers of Interest. The Member may make any sale, exchange, disposition, or other transfer of its Interest (or any interest therein) to any other Person; provided, that as a condition to any such sale, exchange, disposition, or other transfer of its Interest (or any interest therein), the Member shall amend this Agreement pursuant to Section 5.6 to contemplate a replacement sole member or more than one member (as applicable).

5.2 Dissolution and Liquidation. No event that would cause a dissolution of a limited liability company under the Act will cause a dissolution of the Company. If the Company is required to wind-up its affairs and liquidate its assets, it will first pay or make provision to pay all its obligations as required by law and any assets remaining will be distributed to the Member.

5.3 Whole Agreement. This Agreement is the entire declaration of the sole Member and will only be amended by a writing that refers to this Agreement.

5.4 Governing Law. This Agreement is governed by and is to be construed under the laws of Delaware, without giving effect to its rules of conflicts of laws.

5.5 Construction. The headings contained in this Agreement are for reference purposes only and do not affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender, include all other genders. Unless otherwise specifically stated, references to Sections or Articles refer to the Sections and Articles of this Agreement.

5.6 Amendment. This Agreement may not be modified, altered, supplemented, restated or amended except pursuant to a written agreement executed and delivered by the Member.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed as of the date first above written.

INTERACTIVE DATA CORPORATION

By:	/s/ Vincent A. Chippari
Name: Vincent A. Chippari
Title: Senior Vice President & CFO